Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports October Retail Sales for Famous Footwear and Naturalizer

            ST. LOUIS, MISSOURI, November 4, 2004 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced that October sales at Famous Footwear, the Company's chain of 914 brand-name footwear stores, rose 5.7 percent to $74,300,000 for the four-week period ended October 30, 2004 compared to $70,200,000 for the same period last year (ended November 1, 2003). Same-store sales increased 2.3 percent.

            Third quarter sales for Famous Footwear were $311,700,000, a 3.3 percent increase compared to $301,600,000 for the 13-week period last year, with same-store sales down 0.4 percent. Year-to-date sales for Famous Footwear were $853,600,000 compared to $831,600,000; a 0.2 percent decrease on a same-store basis.

            Sales at Brown Shoe's Naturalizer retail division, the 381-store chain selling the Naturalizer brand of women's footwear in the U.S. and Canada, were $18,600,000 in October, compared to $16,800,000 last October. Same-store sales were up 6.8 percent.

            Naturalizer's third quarter sales for the 13 weeks ended October 30, 2004 were $49,900,000 compared to $49,800,000 for the same period last year. Same-store sales for the quarter decreased 2.8 percent. For the first 39 weeks of fiscal 2004, Naturalizer stores' sales were $143,500,000 versus $142,300,000 for the same period last year; same-store sales decreased 1.6 percent.

            "We were pleased to achieve same-store sales gains at Famous Footwear and Naturalizer during October," said Brown Shoe Chairman and CEO Ron Fromm. "At Famous Footwear, sales of athletics for men, women and children, were up mid-single digits on a same-store basis, as was children's footwear. Strong sales of men's and women's dress shoes, were offset by continued lackluster performance of casual footwear.

            "Naturalizer continued to benefit from increased sales of detailed dress," Fromm noted. "In addition, our new fall casual line - including tailored and weekend wear - has been up significantly on a same-store basis."

MONTH, QUARTER AND YEAR-TO-DATE SALES (millions)

	FY 2004 (10/30/04)	FY 2003 (11/01/03)	% Change	Same-Store % Change	Stores Open 10/30/04 vs. 11/01/03
Oct. -Famous Footwear	$ 74.3	$ 70.2	5.7	2.3	914	908
3rd Qtr-Famous Footwear	311.7	301.6	3.3	(0.4)
Y-T-D -Famous Footwear	853.6	831.6	2.6	(0.2)

Oct. -Naturalizer	18.6	16.8	10.7	6.8	381	383
3rd Qtr-Naturalizer	49.9	49.8	0.2	(2.8)
Y-T-D -Naturalizer	143.5	142.3	0.9	(1.6)

Store Openings for the Month:

            Famous Footwear opened new stores in the following markets: Hanford, CA; New London, CT; East Brunswick, NJ; Columbus, OH,; Johnstown, PA; McKinney, TX; Round Rock, TX; Manchester, VT; Seattle, WA

Third Quarter Earnings Release:

            Brown Shoe is scheduled to release its third quarter earnings at approximately 7:30 a.m. EST on Wednesday, November 17th. A conference call to discuss third quarter results will be held at 9:00 a.m. EST that same morning. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.fulldisclosure.com. This link also is available via Brown Shoe's website in the Investor section, under press releases.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates nearly 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Spider-Man, Bob the Builder and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.